UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): June 29, 2006
DEL MONTE FOODS COMPANY
(Exact Name of Registrant as Specified in Charter)

Delaware	001-14335	13-3542950

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

One Market @ The Landmark
San Francisco, California	94105

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (415) 247-3000
N/A
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations
Item 1.01. Entry into a Material Definitive Agreement
     On June 29, 2006, the Compensation and Benefits Committee of Del Monte Corporation (“Corporation”), a wholly-owned subsidiary of Del Monte Foods Company, approved the amended and restated Del Monte Corporation Supplemental Executive Retirement Plan, (“SERP”) effective June 1, 2006 to (1) allow participation by otherwise eligible individuals who are employed by subsidiaries of the Corporation, (2) clarify the definition of “service” for purposes of determining eligibility for benefits and the SERP benefit amount, and (3) eliminate the December 20, 2007 vesting requirement for employees being terminated without cause in connection with the Transformation Plan announced by Del Monte Foods Company on June 22, 2006.
     The amendment to the SERP clarifies that periods of “service” for purposes of determining the SERP benefit are only counted when there is an underlying employer-provided pension benefit for the same period. Thus, following an acquisition, past service credit is recognized only when the obligation to provide employer-provided pension benefits for that period has been transferred to the Corporation. In addition, the definition of service was amended to provide that prior service with an acquired company or business, if otherwise eligible as past service credit, shall not be credited under the SERP until the participant has completed three (3) years of service with the Corporation, without regard to any service with a prior employer.
     Prior to the June 29, 2006 amendment and restatement, the SERP had imposed an additional vesting date of December 20, 2007 on employees who either (i) had been employed by Del Monte Corporation before the acquisition of certain pet, seafood, infant feeding and soup businesses from H.J. Heinz in December 2002 or (ii) had been subsequently hired or promoted after such acquisition. In connection with the June 29, 2006 amendment and restatement of the SERP, this vesting requirement is waived if a SERP participant’s employment is terminated involuntarily by the Corporation (other than for cause) in connection with the Transformation Plan announced on June 22, 2006.
     The SERP is a nonqualified defined benefit pension plan. On termination of employment after attaining age 55 and at least 5 years of service, a participant is paid a lump sum equal to a multiple (1 to 5) of final average compensation (which, for purposes of the SERP, is the average of the highest 5 years of the last 10 years). The multiple paid is based on years of service with the 1x multiple associated with 5 years of service and the 5x multiple associated with 35 or more years of service. The SERP benefit shall be reduced on an actuarial equivalent basis by any employer-provided benefits payable to the participant under the Corporation’s qualified plan and other nonqualified plans. Except (i) as described above with respect to employees terminated in connection with the Transformation Plan and (ii) for certain employees who had been employed by the businesses acquired from H.J. Heinz, participants are not entitled to a benefit prior to December 20, 2007 unless a Change of Control occurs and the employee is terminated within 2 years after the Change of Control. Upon death while actively employed but after qualifying for a benefit, a benefit of 85% of the benefit that would otherwise be payable is paid to a designated beneficiary.
     All of the Company’s executive officers, including its named executive officers who are currently employees, are participants under the SERP.
     The foregoing summary of the terms of the SERP, as amended and restated, does not purport to be complete and is qualified in its entirety by reference to the full text of such document, which is filed as Exhibit 10.1 to this Report and is incorporated herein by this reference.
Section 9 – Financial Statements and Exhibits
Item 9.01. Financial Statements and Exhibits
     (d) Exhibits.
          The following exhibit is filed with this Current Report on Form 8-K:

Exhibit	Description

10.1	Del Monte Corporation Supplemental Executive Retirement Plan, as amended and restated effective June 29, 2006 **

**	Indicates a management contract or compensatory plan or arrangement

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Del Monte Foods Company
Date: July 6, 2006	By:	/s/ Richard L. French
		Name:	Richard L. French
		Title:	Senior Vice President, Chief Accounting Officer and Controller

EXHIBIT INDEX

Exhibit	Description

10.1	Del Monte Corporation Supplemental Executive Retirement Plan, as amended and restated effective June 29, 2006 **

**	Indicates a management contract or compensatory plan or arrangement

5